UNITED STATES
                         SECURITIES & EXCHANGE COMMISSION
                               Washington D.C. 20549

                                   SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                                (Amendment No.  )*

                        International Sports Wagering, Inc.
--------------------------------------------------------------------------------
                                 (Name of Issuer)

                          Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                     460342108
                                  --------------
                                  (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 460342108                     13G                        Page 2 of 19

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                     Woodland Partners

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  224,516 shares                            3.0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 771,290 shares                           10.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  224,516 shares                            3.0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  771,290 shares                           10.3%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 3 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Seneca Ventures

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  284,516 shares                            3.8%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 711,290 shares                            9.5%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  284,516 shares                            3.8%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  711,290 shares                            9.5%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 4 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                     Woodland Venture Fund

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  284,516 shares                            3.8%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 711,290 shares                            9.5%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  284,516 shares                            3.8%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 711,290 shares                             9.5%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 5 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Barry Rubenstein

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                    0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 995,806 shares                           13.2%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 shares                                    0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  995,806 shares                           13.2%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 6 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                      Marilyn Rubenstein

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  142,258 shares                            1.9%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 853,548 shares                           11.3%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  142,258 shares                            1.9%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  853,548 shares                           11.3%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 7 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      The Marilyn and Barry Rubenstein Family Foundation

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  60,000 shares                             0.8%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 935,806 shares                           12.4%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  60,000 shares                             0.8%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  935,806 shares                           13.2%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 8 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    Woodland Services Corp.

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                                     0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                995,806 shares                            13.2%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 shares                                    0%
        Person           -------------------------------------------------------
         With            8     SHARED DISPOSITIVE POWER
                                   995,806 shares                          13.2%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        995,806 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           13.2%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 460342108                     13G                        Page 9 of 19

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       Brian Rubenstein

--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|

                                                                         (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                  0 shares                                    0%
       Number of         -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                 60,000 shares                             0.8%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
       Reporting                  0 shares                                    0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                  60,000 shares                             0.8%
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         60,000 shares

--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.8%

--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                              IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

      (a)   Name of Issuer:   International Sports Wagering, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

                              201 Lower Notch Road, Suite B
                              Little Falls, New Jersey 07424

Item 2.

      1.    (a)   Name of Person Filing: Woodland Partners, a general
partnership organized under the laws of the State of New York.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship: Not applicable.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

            The general partner of Woodland Partners are Barry Rubenstein and Marilyn Rubenstein (husband and wife).

      2.    (a)   Name of Person Filing: Seneca Ventures, a limited partnership organized under the laws of the State of New York ("Seneca").

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship: Not applicable.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

            The general partner of Seneca are Barry Rubenstein and Woodland Services Corp. The limited partners of Seneca include Marilyn Rubenstein and certain other investors.

      3.    (a)   Name of Person Filing: Woodland Venture Fund, a limited
partnership organized under the laws of the State of New York (the "Fund").

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship: Not applicable.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

            The general partner of the Fund are Barry Rubenstein and Woodland Services Corp. The limited partners of the Fund include certain other investors.

      4.    (a)   Name of Person Filing: Barry Rubenstein, a general partner of
Woodland Partners, Seneca and the Fund, the sole shareholder, an officer and sole director of Woodland Services Corp., and a Trustee of The Marilyn and Barry Rubenstein Family Foundation.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship: United States.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

      5.    (a)   Name of Person Filing: Marilyn Rubenstein, a general partner of Woodland Partners and a Trustee of The Marilyn and Barry Rubenstein Family Foundation.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship: United States.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

      6.    (a)   Name of Person Filing: The Marilyn and Barry Rubenstein Family
Foundation, an organization which is exempt from Federal Income Taxation pursuant to Section 501(a) of the Internal Revenue Code of 1986, as amended (the "Foundation").

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York 11545

            (c)   Citizenship: Not applicable.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

            Barry Rubenstein, Marilyn Rubenstein and Brian Rubenstein are the Trustees of the Foundation.

      7.    (a)   Name of Person Filing: Woodland Services Corp, a corporation organized under the laws of the State of New York ("Services").

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York  11545

            (c)   Citizenship: Not applicable.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

            Barry Rubenstein is the President and sole director of Services, and Marilyn Rubenstein, his wife, is the Secretary and Treasurer of Services. Barry Rubenstein owns all of Service's outstanding shares of common stock, no par value.

      8.    (a)   Name of Person Filing: Brian Rubenstein, a Trustee of the
Foundation.

            (b)   Address of Principal Business Office, or, if none, Residence:

                                    68 Wheatley Road
                                    Brookville, New York  11545

            (c)   Citizenship: United States.

            (d)   Title of Class of Securities:

                  Common Stock, $0.001 par value per share.

            (e)   CUSIP Number: 460342108.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                              Not Applicable.

      (a)   |_|  Broker or Dealer registered under Section 15 of the Act

      (b)   |_|  Bank as defined in section 3(a)(6) of the Act

      (c)   |_|  Insurance Company as defined in section 3(a)(19) of the Act

      (d)   |_|  Investment Company registered under section 8 of the Investment
                 Company Act

      (e)   |_|  Investment Adviser registered under section 203 of the
                 Investment Advisers Act of 1940

      (f)   |_|  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

      (g)   |_|  Parent Holding Company, in accordance with
                 ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)   |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.     Ownership.

      1.    Woodland Partners:
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 224,516 shares.
                  (ii)  shared power to vote or direct the vote: 771,290
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        224,516 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        771,290 shares.(1)

      2.    Seneca Ventures:
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 284,516 shares.
                  (ii)  shared power to vote or direct the vote: 711,290
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        284,516 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        711,290 shares.(1)

      3.    Woodland Venture Fund
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 284,516 shares.
                  (ii)  shared power to vote or direct the vote: 711,290
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        284,516 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        711,290 shares.(1)

      4.    Barry Rubenstein:
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 995,806
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        995,806 shares.(1)

      5.    Marilyn Rubenstein:
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 142,258 shares.
                  (ii)  shared power to vote or direct the vote: 853,548
                        shares.(1)

--------
      (1)The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

                  (iii) sole power to dispose or direct the disposition of:
                        142,258 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        853,548 shares.(1)

      6.    The Marilyn and Barry Rubenstein Family Foundation:
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 60,000 shares.
                  (ii)  shared power to vote or direct the vote: 935,806
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of:
                        60,000 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        935,806 shares.(1)

      7.    Woodland Services Corp.:
            (a)   Amount Beneficially Owned: 995,806 shares.
            (b)   Percent of Class: 13.2%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 995,806
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        995,806 shares.(1)

      8.    Brian Rubenstein:
            (a)   Amount Beneficially Owned: 60,000 shares.
            (b)   Percent of Class: 0.8%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or direct the vote: 0 shares.
                  (ii)  shared power to vote or direct the vote: 60,000
                        shares.(1)
                  (iii) sole power to dispose or direct the disposition of: 0 shares.
                  (iv)  shared power to dispose or direct the disposition of:
                        60,000 shares.(1)

Item 5. Ownership of Five Percent or Less of a Class

                        Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                        Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                        Not Applicable.

Item 8. Identification and Classification of Members of the Group

                        Not Applicable.
s
Item 9. Notice of Dissolution of Group

                        Not Applicable.

Item 10. Certification

                        Not Applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 3, 1997


                                   S/Barry Rubenstein
                            ----------------------------------------------------
                            Barry Rubenstein, Individually, as General Partner on behalf of Woodland Partners, Seneca Ventures, and Woodland Venture Fund, as President of Woodland Services Corp. and as a Trustee of The Marilyn and Barry Rubenstein Family Foundation


                                  S/Marilyn Rubenstein
                            ----------------------------------------------------
                            Marilyn Rubenstein


                                  *
                            ----------------------------------------------------
                            Brian Rubenstein


*By:  S/Barry Rubenstein
     ------------------------------
      Barry Rubenstein
      Attorney-in-Fact

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                                                       Exhibit A

                             JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value per share, of International Sports Wagering, Inc. and that this Agreement be included as an Exhibit to such joint filing.

      IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 3rd day of February, 1997.

                                        WOODLAND PARTNERS


                                              S/Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein,
                                        A General Partner


                                        SENECA VENTURES


                                              S/Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein,
                                        A General Partner


                                        WOODLAND VENTURE FUND


                                              S/Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein,
                                        A General Partner

                                        WOODLAND SERVICES CORP.


                                              S/Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein,
                                        President


                                              S/Barry Rubenstein
                                        ----------------------------------------
                                        Barry Rubenstein


                                              S/Marilyn Rubenstein
                                        ----------------------------------------
                                        Marilyn Rubenstein


                                        THE MARILYN AND BARRY
                                        RUBENSTEIN FAMILY FOUNDATION


                                        By:   S/Barry Rubenstein
                                           -------------------------------------
                                              Barry Rubenstein, a Trustee


                                              *
                                        ----------------------------------------
                                        Brian Rubenstein

* By: S/Barry Rubenstein
      ------------------------------
      Barry Rubenstein
      Attorney-in-Fact